UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                              March 11, 2008

W. R. GRACE & CO.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-13953	65-0773649
(Commission File Number)	(IRS Employer Identification No.)

7500 Grace Drive
Columbia, Maryland	21044
(Address of Principal Executive Offices)	(Zip Code)

(410) 531-4000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

W. R. GRACE & CO.

FORM 8-K

CURRENT REPORT

Item 1.01               Entry into a Material Definitive Agreement

                On March 11, 2008, W. R. Grace & Co. (“Grace”) and the U.S. government, on behalf of the Environmental Protection Agency (“EPA”) and other federal agencies, entered into a Settlement Agreement (the “Settlement Agreement”) resolving the government’s claims against Grace regarding the Libby, Montana Asbestos Superfund Site (the “Libby Site”).

Grace and EPA have been engaged in litigation over the scope and propriety of EPA’s environmental remediation costs claimed in connection with Grace’s former vermiculite mining, milling, and processing facilities in the Libby area.  These costs include cleaning and/or demolition of buildings, excavation and removal of soil, health screening of Libby residents and former mine workers, and investigation and monitoring costs.  In 2003, the U.S. District Court for the District of Montana awarded EPA its past remediation costs incurred through December 31, 2001 in the amount of approximately $54.5 million (plus interest) and ruled that EPA was entitled to reimbursement of appropriate, properly documented future remediation costs.  For 2002 through 2005, EPA has documented additional remediation costs at the Libby Site of $108 million.  EPA incurred remediation costs in 2006 and 2007 and Grace expects that EPA will continue to incur remediation costs in the future.

The Settlement Agreement, attached as Exhibit 10.1 to this Report, provides that Grace will, within 30 days of the entry of a final order approving the Settlement Agreement, pay $250 million (plus interest from the date EPA files a response to public comments on the Settlement Agreement) to the EPA Hazardous Substance Superfund for EPA’s past and future remediation costs.  In return, EPA has agreed not to sue or take administrative action against Grace for the Libby Site or for payment of past or future remediation costs.  EPA also provided Grace with a legal shield, known as contribution protection, from third party claims related to the Libby Site Superfund proceedings.

The Settlement Agreement excludes, among other things, the following:

(1)

investigation and clean-up costs for the 3,600-acre Grace-owned mine located in Libby and the surrounding forest lands impacted by releases from the mine (Grace is conducting an investigation of the mine site and intends to work with EPA to address any issues identified. Grace cannot currently estimate the cost of any future cleanup or remedial action at the mine site, if any is required);

(2)	the criminal proceeding currently pending in Missoula, Montana regarding past activities at the mine; and

(3)	the Montana Department of Environmental Quality (“MDEQ”) claims for the State’s past, present, or future costs regarding the Libby Site (MDEQ is seeking $55 million for its claims).

Grace intends promptly to file a motion for entry of an order approving the Settlement Agreement with the U.S. Bankruptcy Court for the District of Delaware, the court supervising Grace’s Chapter 11 cases.

The Settlement Agreement provides that it is to be lodged with the court while the government provides notice of the Settlement Agreement in the Federal Register and solicits public comments for a period of not less than 30 days.  The government reserves the right to withdraw its consent to the Settlement Agreement if comments regarding the Settlement Agreement disclose facts or considerations which indicate that the Settlement Agreement is not in the public interest.

This Report contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues” or similar expressions.  For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Grace is subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements or that could cause other forward-looking information to prove incorrect.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include:  Grace’s bankruptcy, plans of reorganization proposed by Grace and others, Grace’s legal proceedings (especially the Montana criminal proceeding and environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially, security, regulation and currency risks and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this Report, or to update them to reflect events or circumstances occurring after the date of this Report.

Item 9.01.              Financial Statements and Exhibits

(d)  Exhibits

10.01                                       Settlement Agreement dated March 11, 2008 between W. R. Grace & Co. and the U.S. government.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

W. R. GRACE & CO.
(Registrant)

	By	/s/ Mark A. Shelnitz
Mark A. Shelnitz
Secretary

Dated: March 11, 2008